Exhibit 99.2

ILEARNINGENGINES MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of iLearningEngines, Inc. (for purposes of this section, the “Company,” “iLearningEngines” “we,” “us” and “our”) should be read together with iLearningEngines’ condensed consolidated financial statements and related notes included elsewhere in this filing and with our audited consolidated financial statements as of and for the fiscal year ended December 31, 2023, as filed with the Securities and Exchange Commission. Some of the information contained in this discussion and analysis includes forward-looking statements that involves risks and uncertainties. You should review the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Recent Developments

Business Combination

On April 27, 2023, we entered into an Agreement and Plan of Merger and Reorganization (as amended, the “Merger Agreement”) with Arrowroot Acquisition Corp. (“ARRW”), a Delaware corporation and ARAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ARRW (“Merger Sub”). On April 16, 2024 (the “Closing Date”), we consummated the merger transactions contemplated by the Merger Agreement, following the approval by ARRW’s stockholders at a special meeting of stockholders held on April 1, 2024, whereby Merger Sub merged with and into iLearningEngines with the separate corporate existence of Merger Sub ceasing (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). The closing of the Business Combination is herein referred to as “the Closing.” In connection with the consummation of the Merger on the Closing Date, ARRW changed its name from Arrowroot Acquisition Corp. to iLearningEngines, Inc. and iLearningEngines changed its name to iLearningEngines Holdings, Inc. (in such post-closing capacity, “Legacy iLearningEngines”)

As a result of the Merger and upon the Closing, among other things, (1) each share of Legacy iLearningEngines Common Stock issued and outstanding as of immediately prior to the Closing was exchanged for the right to receive the number of shares of common stock, par value $0.0001 per share, of New iLearningEngines (“New iLearningEngines Common Stock”) equal to the exchange ratio of 0.8061480 (the “Exchange Ratio”) for an aggregate of 77,242,379 shares of New iLearningEngines Common Stock; (2) each share of Legacy iLearningEngines Common Stock held in the treasury of Legacy iLearningEngines was cancelled without any conversion thereof and no payment or distribution was or will be made with respect thereto; (3) each Vested RSU was cancelled and converted into the right to receive, subject to settlement and delivery in accordance with the Legacy iLearningEngines equity incentive plan, a number of New iLearningEngines Common Stock equal to the Exchange Ratio, for an aggregate of 5,675,890 shares of New iLearningEngines Common Stock; (4) each Unvested RSU was cancelled and converted into the right to receive a number of restricted stock units issued by the New iLearningEngines equal to the Exchange Ratio (“New iLearningEngines Converted RSU Award”), with each New iLearningEngines Converted RSU Award subject to the same terms and conditions as were applicable to the original Legacy iLearningEngines restricted stock unit award, for an aggregate of 78,730 shares of New iLearningEngines Common Stock subject to New iLearningEngines RSU Awards; (5) each share of vested Legacy iLearningEngines restricted stock was converted into the right to receive a number of shares of New iLearningEngines Common Stock equal to the Exchange Ratio, for an aggregate of 290,447 shares of New iLearningEngines Common Stock; (6) each share of unvested Legacy iLearningEngines restricted stock was converted into the right to receive a number of restricted shares of New iLearningEngines Common Stock (“New iLearningEngines Converted Restricted Stock”) equal to the Exchange Ratio, with substantially the same terms and conditions as were applicable to such unvested Legacy iLearningEngines restricted stock immediately prior to the Effective Time, which shares will be restricted subject to vesting on the books and records of Legacy iLearningEngines, for an aggregate of 32,151,912 shares of New iLearningEngines Converted Restricted Stock; and (7) each Convertible Note (as defined below) was converted into the right to receive a number of shares of New iLearningEngines Common Stock equal to the Convertible Note Balance, divided by $10.00, for an aggregate of 13,060,608 shares of New iLearningEngines Common Stock.

2024 Convertible Note

On March 21, 2024, Legacy iLearningEngines entered into the 2024 convertible note purchase agreement with an investor pursuant to which, among other things, Legacy iLearningEngines issued and sold the Initial 2024 Convertible Note in an aggregate principal amount of $700,000. On the Business Combination date, Legacy iLearningEngines entered into a convertible note purchase agreement (the “2024 Convertible Note Purchase Agreement”), with certain investors (collectively, the “2024 Convertible Note Investors”), pursuant to which, among other things, Legacy iLearningEngines issued and sold to the 2024 Convertible Note Investors convertible notes due in October 2026, (“2024 Convertible Notes”) with aggregate principal amount of $29,414,500 (including the initial $700,000 note). Each 2024 convertible note accrued interest at a rate of (i) 15% per annum until the aggregate accrued interest thereunder equals 25% of the principal amount of such note, and (ii) 8% per annum thereafter. Immediately prior to the consummation of the Business Combination, each 2024 convertible note automatically converted into shares of Legacy iLearningEngines thereby entitling the holder thereof to receive, in connection with the consummation of the Business Combination, a number of shares New iLearningEngines Common Stock (rounded down to the nearest whole share) equal to (i) 2.75, multiplied by the outstanding principal under such convertible note, plus all accrued and unpaid interest thereon, divided by (ii) $10.00. The price per share at which the Principal (as defined in the 2024 Convertible Note Purchase Agreement), together with accrued but unpaid interest, on each 2024 convertible note converts into incentive shares (as defined in the 2024 Convertible Note Purchase Agreement) is referred to as the “Conversion Price” herein.

In the event that the VWAP (as defined in the 2024 Convertible Note Purchase Agreement) of the New iLearningEngines Common Stock over the ten (10) trading days immediate preceding November 30, 2024 (the “Reference Date”) is below the Conversion Price, then the 2024 convertible note shall be converted into shares of New iLearningEngines Common Stock, together with a make-whole payment equal to a number of additional incentive shares (rounded down to the nearest whole share) equal to (i) the Conversion Price, divided by the Reference Price (as defined below), minus (ii) one (1). “Reference Price” means the greater of (i) the VWAP of the New iLearningEngines Common Stock over the ten (10) trading days immediately preceding the Reference Date and (ii) $1.00. Notwithstanding the foregoing, the maximum number of shares issuable pursuant to the 2024 convertible notes shall not exceed 10,000,000 incentive shares.

In connection with the issuance of the 2024 convertible notes, on March 21, 2024, (i) Legacy iLearningEngines entered into a joinder to the Amended and Restated Registration Rights Agreement with each of the 2024 Convertible Note Investors, and (ii) the 2024 Convertible Note Investors entered into subordination agreements in favor of any holder of senior debt, a form of which is attached hereto as Exhibit 10.31 and incorporated herein by reference.

A description of the 2024 convertible notes is included in Supplement No. 3 under the heading “Recent Developments – 2024 Convertible Notes”, which is incorporated herein by reference.

Revolving Loan Agreement

On April 17, 2024 (the “Loan Closing Date”), Legacy iLearningEngines entered into a Loan and Security Agreement (the “Revolving Loan Agreement”), by and among Legacy iLearningEngines as borrower (“Borrower”), the lenders party thereto (the “Lenders”) and East West Bank, as administrative agent and collateral agent for the Lenders (“Agent”). The Revolving Loan Agreement provides for (i) a revolving credit facility in an aggregate principal amount of up to $40.0 million and (ii) an uncommitted accordion facility allowing the Borrower to increase the revolving commitments by an additional principal amount of $20.0 million at Borrower’s option and upon Agent’s approval (collectively, the “Revolving Loans”). Borrower drew $40.0 million in Revolving Loans on the Loan Closing Date, which was used (x) to repay in full Borrower’s existing indebtedness under the (i) Loan and Security Agreement, dated as of December 30, 2020, between Legacy iLearningEngines and Venture Lending & Leasing IX, Inc., (ii) Loan and Security Agreement, dated as of October 21, 2021, between Legacy iLearningEngines, and Venture Lending & Leasing IX, Inc. and WTI Fund X, Inc. and (iii) Loan and Security Agreement, dated as of October 31, 2023, between Legacy iLearningEngines and WTI Fund X, Inc. (the “WTI Loan Agreements”) and which will be used for (y) for general corporate purposes.

The obligations under the Revolving Loan Agreement are secured by a perfected security interest in substantially all of the Borrower’s assets except for certain customary excluded property pursuant to the terms of the Revolving Loan Agreement. On the Loan Closing Date, the Company and In2Vate, L.L.C., an Oklahoma limited liability company and wholly-owned subsidiary of Legacy iLearningEngines (the “Guarantors”) entered into a Guaranty and Suretyship Agreement (the “Guaranty”) with the Agent, pursuant to which the Guarantors provided a guaranty of Borrower’s obligations under the Revolving Loan Agreement and provided a security interest in substantially all of the Guarantors’ assets except for certain customary excluded property pursuant to the terms of the Guaranty.

The interest rate applicable to the Revolving Loans is Adjusted Term Secured Overnight Financing Rate (“SOFR”) (with an interest period of 1 or 3 months at the Borrower’s option) plus 3.50% per annum, subject to an Adjusted Term SOFR floor of 4.00%.

The maturity date of the Revolving Loans is April 17, 2027. The Revolving Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. Borrower is also required to comply with the following financial covenants, which are more fully set forth in the Revolving Loan Agreement (i) minimum liquidity, (ii) minimum revenue performance to plan, (iii) minimum fixed charge coverage ratio and (iv) maximum leverage ratio.

The Revolving Loan Agreement also includes customary events of default, including failure to pay principal, interest or certain other amounts when due, material inaccuracy of representations and warranties, violation of covenants, specified cross-default and cross-acceleration to other material indebtedness, certain bankruptcy and insolvency events, certain undischarged judgments, material invalidity of guarantees or grant of security interest, material adverse effect and change of control, in certain cases subject to certain thresholds and grace periods. If one or more events of default occurs and continues beyond any applicable cure period, the Agent may, with the consent of the Lenders holding a majority of the loans and commitments under the facility, or will, at the request of such Lenders, terminate the commitments of the Lenders to make further loans and declare all of the obligations of the Company under the Revolving Loan Agreement to be immediately due and payable.

Prepayment of Term Loan

On April 18, 2024, the Company prepaid the full amount of the Amended Term Loan using a combination of $22.4 million cash and 159,379 shares of NewCo common stock. Based on the timing of the prepayment, 815,999 Loan Restructuring Shares were canceled.

Overview

iLearningEngines is an out-of-the-box AI platform that empowers customers to “productize” their institutional knowledge and generate and infuse insights in the flow-of-work to drive mission critical business outcomes. iLearningEngines’ customers “productize” their institutional knowledge by transforming it into actionable intellectual property that enhances outcomes for employees, customers and other stakeholders. Our platform enables enterprises to build intelligent “Knowledge Clouds” that incorporate large volumes of structured and unstructured information across disparate internal and external systems, and to automate organizational processes that leverage these Knowledge Clouds to improve performance. Our Learning Experience Platform addresses the corporate learning market and our Information Intelligence Platform addresses the information management, analytics and automation markets. We combine our platforms with vertically focused capabilities and data models to operationalize AI and automation to effectively and efficiently address critical challenges facing our customers. Our customers utilize our platform to analyze and address employee knowledge gaps, provide personalized cognitive assistants or chatbots, and make predictive decisions based on real-time insights.

We serve more than 1,000 enterprise end customers, with over 4.7 million licensed users across 12+ industry verticals. Our revenue by end licensed user industry vertical is set forth below:

Other includes customers in the oil & gas, aviation, retail, automobile, utilities, government, and logistics industries.

Our customers are broadly distributed geographically with a focus on North America and India. Our revenue by customer geography is shown below:

With respect to the Company’s disaggregation of revenue by customer geography, geography is primarily determined based on the location of the customer identified in the contract. As described in the Technology Partner policy note in Note 2 of the unaudited financials for the three months ended March 31, 2024, the Company enters contracts with the Technology Partner through which the Technology Partner purchases and integrates the ILE platform into the Technology Partner’s own software solution provided to one of the Technology Partner’s customers. In this type of contractual arrangement, the Company identifies the Technology Partner as its customer. In contractual arrangements in which the Technology Partner is identified as the customer, the Technology Partner’s end customer may or may not be known by the Company. In cases in which the Technology Partner’s customer is known to the Company, the geography is determined based on the location of the Technology Partner’s customer and conversely, in cases in which the Technology Partner’s customer is not known, the customer geography is determined based on the geography of the Technology Partner.

We provide access to our platform through software licenses that grant our customers the right to use our proprietary software and access to our maintenance and support services. Most of the value of our contracts relates to software licenses for the use of our software and related maintenance and support, but we also allocate a portion of the consideration to implementation services. Nearly all of our revenues are generated from long term maintenance and support agreements, which are typically one to three years in length and contain provisions to auto-renew for one-year periods. As a result of our deep integration within the operations of our clients and our multi-period maintenance and support agreements, our business model provides us with significant visibility into our future performance and considerable predictability of our results.

Pricing for our contracts is determined based on scale, use cases, usage patterns of our customers and strategic value to us, as well as the amount of support we expect will be required. Therefore, our pricing is highly variable. We offer user licenses for both Experts and end users (“Learners”). Experts are the designated “gatekeepers” within our customers’ organizations that are granted content augmentation capabilities and are provided with the ability to create and distribute content to improve outcomes. Learners utilize the platform for the consumption of learning and other content. Expert licenses are priced higher since they require more consistent ongoing support from us.

The following contracted customers accounted for more than 10% of our revenue in the periods shown below:

	Three Months Ended March 31, 2024		Three Months Ended March 31, 2023
	(%)		(%)
Customer A	16.7%	Customer A	21.5%
Customer B	13.5%	Customer B	17.7%
Customer C	11.3%	Customer C	13.0%
Customer D	10.3%	Customer D	11.8%

As of March 31, 2024, we generated $125 million of revenue, representing 33% growth over the prior year, with 69% gross margins. Our near-term profitability will be affected mainly by our ability to grow revenue, the gross margins we can achieve on sales, and our ability to control our selling, general and administrative and research and development (“R&D”) expenses while strategically investing in our growth and solution capabilities. We expect that our cost of revenue will increase on an absolute basis over the next few quarters as a result of implementation and dedicated application and content support for newly added customers to ensure that our customers are able to increase engagement and optimizing the value of our products. Our sales strategy includes leveraging channel partners with significant domain expertise to provide us with access to new customers, verticals and markets, and our direct salesforce has proven to be effective in expanding our presence within our customers. Over time, we intend to prioritize our growth within industry verticals and geographies that we believe will provide the greatest profitability prospects for us over the longer term.

Key Performance Metrics

We regularly review the following performance metrics to evaluate our business, identify trends affecting our business, prepare financial projections, and make strategic decisions. The calculation of these metrics may differ from other similarly titled metrics used by other companies, securities analysts or investors.

Annual Recurring Revenue. Annual Recurring Revenue (“ARR”) is defined as the annualized recurring value of all active maintenance and support contracts at the end of a reporting period. We believe ARR is useful for assessing the performance of our recurring maintenance and support revenue base and identifying trends affecting our business. ARR mitigates fluctuations due to seasonality, contract term, sales mix, and revenue recognition timing resulting from revenue recognition methodologies under GAAP. ARR should be viewed independently of revenue as it is an operating measure and is not intended to be combined with or to replace GAAP revenue.

	Three Months Ended March 31,
(dollars in thousands)	2024	2023
ARR	$478,941	$357,282

Net Dollar Retention. Net Dollar Retention (“NDR”) is an operational performance measure that we use to assess our client retention and its dollar impact on our business. We define Net Dollar Retention (“NDR”) as the ARR in dollars generated in the current period by clients that existed in the prior comparable period divided by the ARR in dollars by those same clients in the prior period. NDR illustrates the impact of upgrades, downgrades and cancellations in the current period on the existing client base. Since NDR does not factor in revenue from clients acquired in the current period and includes any churn from existing contracted customers, we believe it is an accurate measure of client retention. For the avoidance of doubt, NDR does not exclude prior year contracted customers that were not retained in the current year. Our NDR has varied between 125% and 132% over the periods presented. We intend to continue to employ a “land and expand” strategy which will help grow our NDR, but NDR may also begin to be affected by the maturation of our existing client base which could stabilize their dollar spend with us.

NDR is calculated as the dollar value of recurring revenue from existing clients at the end of the prior period, plus the current period’s dollar impact of upsells or cross-sells from the prior period’s existing clients, minus the current period’s dollar impact of churn or downgrades from the prior period’s existing clients, divided by prior period recurring revenues from existing clients.

The dollar impact of upsells or cross-sells is calculated as the sum of incremental recurring revenue between the end of the prior period and the end of the current period from the prior period’s existing clients that expanded usage of our products resulting in incremental recurring revenues earned in the current period.

The dollar impact of churn or downgrades is calculated as the difference in recurring revenue between the end of the prior period and the end of the current period from the prior period’s existing clients that have decreased in usage or are no longer revenue contributing customers.

	Three Months Ended March 31,
	2024	2023
Net Dollar Retention	132%	125%

The increase in NDR for the 3-month period ended March 31, 2024 as compared to the 3-month period ended March 31, 2023 was the result of increased spend on learning automation, adoption of integrated school tutoring solution and AI driven work automation by customers who had decreased spending during the pandemic.

Adjusted EBITDA. Adjusted EBITDA is a performance measure that we use to assess our operating performance and the operating leverage within our business. We define Adjusted EBITDA as net (loss) income, before interest, income taxes, depreciation and amortization, non-capitalizable transaction costs, stock-based compensation, change in fair value of warrant liability, change in fair value of convertible notes and loss on debt extinguishment, and other non-operating income and expenses. We monitor Adjusted EBITDA as a non-GAAP financial measure to supplement the financial information we present in accordance with GAAP to provide investors with additional information regarding our financial results. We expect Adjusted EBITDA to fluctuate in future periods as we continue to invest in our business to achieve greater scale and efficiencies.

We report our financial results in accordance with GAAP but management believes that Adjusted EBITDA provides investors with additional useful information in evaluating our performance. Adjusted EBITDA is a financial measure that is not required by or presented in accordance with GAAP. We believe that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of these limitations include that: (i) it does not properly reflect capital commitments to be paid in the future; (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (iii) it does not reflect other non-operating expenses; (iv) it does not reflect tax payments that may represent a reduction in cash available to us; (vii) it does not reflect transaction costs which were capitalized. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net (loss) income and our other results stated in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable financial measure stated in accordance with GAAP, for the periods presented:

	Three Months Ended March 31,
	2024	2023
Net (loss) income	$(25,935)	$451
Interest expense	1,986	1,588
Income tax expense (benefit)	1,222	(152)
Depreciation and amortization	54	26
EBITDA	(22,673)	1,913
Other expense	-	60
Transaction costs (1)	1,060	26
Change in fair value of warrant liability	15,118	280
Change in fair value of convertible notes	5,465	-
Loss on Debt Extinguishment	10,041	-
Adjusted EBITDA	$9,011	$2,279

(1)	Represents legal, tax, accounting, consulting, and other professional fees related to the Merger with ARRW and previously explored strategic alternatives, all of which are non-recurring in nature.

Key Factors Affecting Our Performance

We believe that our performance and future success depend on several factors that present significant opportunities, risks and challenges for us.

Ability to attract and engage new customers. To grow our business, we must attract additional clients in the industries we currently serve and attract new customers in new industries. We added 301,000 new licensed users in the three months ended March 31, 2024. In some of our newer industry verticals, we will need to further develop tailored solutions to best serve their interests. Engaging with new customers in any industry generally involves longer sales cycles and developing specialized industry solutions will require additional R&D expenses.

Ability to expand within our existing customer relationships. We have significant opportunities to further expand sales to our existing customer base, including expanding into new divisions and adding additional users. Our sales strategy is product-led and focuses on business units within companies, which we believe lends itself to expansion within organizations by demonstrating effective outcomes for our customers. As companies continue to embrace the power of our AI and automation tools, we target additional use cases across their enterprise. We intend to focus on these opportunities to expand our presence within our existing customers over time. Our business and results of operations will depend on our ability to continue to drive higher usage rates and new use cases within our existing customer base.

Ability to expand our geographic footprint. We have demonstrated the value of our solutions across many different use cases in a variety of verticals, and we believe that there are many geographic markets in the U.S. and around the world that are currently underpenetrated that can benefit from our solutions. However, our growth could be affected if we are unable to establish effective channel partner relationships in our target geographies on commercially reasonable terms or at all, if our solutions are not as well received in these new markets, or if competition or cultural norms impede our ability to penetrate these markets.

Adoption rate of AI-driven solutions. Our ability to grow our customer base and drive adoption of our platform is affected by overall demand levels for AI-assisted learning, automation, and information intelligence solutions. As advanced “intelligent” technology becomes increasingly critical to business operations, we believe the need for AI-enhanced development solutions, particularly an integrated platform such as ours, will increase. However, our growth could be affected if AI solutions are not embraced rapidly or are affected by some of the actual or perceived shortcomings of AI.

Potential Merger and Acquisition. We intend to complement our organic growth by pursuing strategic and tuck-in acquisition opportunities. We believe we can acquire attractive established customer bases in new markets and industry subsectors where we can leverage data sets and create new or better curriculums. However, there is no guarantee that these potential transactions can be completed on commercially reasonable terms or at all. Additionally, these acquisitions may divert management’s attention and require meaningful integration efforts, which could impact our performance.

Public company costs. Following the consummation of the business combination, iLearningEngines was deemed the accounting acquirer and the business combination was accounted for as a reverse recapitalization. As a result of the business combination, iLearningEngines became the successor to an SEC-registered and Nasdaq-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Key Components of Statement of Operations

Revenue

We generate our revenue primarily from software licenses for use of our proprietary software and related maintenance and support.

Implementation services

All customers require implementation services prior to being able to use the iLearningEngines platform. To date iLearningEngines has outsourced these services to its technology partner (“Technology Partner”) who has been trained to provide the implementation services. Implementation services generally take one to three months and consist of the phases we follow as part of our customer onboarding process. We are the principal in the delivery of implementation services.

The implementation services do not involve significant customization or creating new software functionality. Instead, the services mainly focus on configuration and mapping customer data with the required attributes within the software platform to ensure the platform’s built-in functionalities can be utilized by the customer. Revenues from implementations are recognized over time as such services are performed using an input method of efforts expended, compared to total estimated efforts to complete the project.

Combined software license and maintenance

The combined software license and maintenance performance obligation relates to the license to our AI platform and related maintenance services (including critical support functions and updates) provided over the license term. The software license to the AI platform is not considered distinct from the maintenance services, because the customer cannot derive the intended value from the software without ongoing critical support services and updates that are provided by the maintenance services. We recognize revenue from the combined software license and maintenance performance obligation ratably over the contract term beginning on the date that the software license is delivered to the customer and related maintenance services are made available, as the customer simultaneously receives and consumes the benefits of the combined software license and maintenance performance obligation. Contracts with customers typically include a fixed amount of consideration and are generally cancellable with 24 months’ notice. We typically invoice customers quarterly in advance for our software license and maintenance services upon execution of the initial contract or subsequent renewal.

A contract’s transaction price, which is generally a fixed fee in our arrangements, is allocated to each performance obligation and recognized as revenue as the respective performance obligation is satisfied. Our process for determining standalone selling price (“SSP”) involves significant management judgment since our performance obligations are not sold separately. In determining the SSP of implementation services, we estimate the cost of providing the services and add a reasonable margin. Our cost estimates are primarily based on historical cost data for similar implementation projects. The SSP of the combined software license and maintenance performance obligation uses the residual approach to estimate SSP as we sell our AI platform and related maintenance services to different customers at a highly variable range of amounts.

Cost of Revenue

Cost of revenue is comprised of expenses related to customer support and fees paid to third parties. We have level 1 support related to helpdesk, application and content support. These are variable costs that are linked to the number of active contracts. Application support in cost of revenue refers to application support and maintenance activities including integration of iLearningEngines into enterprise systems, process workflow configurations, issue triage, quality assurance and upgrade rollout support. Content support includes support provided for business operations on content maintenance, new content onboarding, SME support, ongoing re-training of AI models.

Operating Expenses

Our operating expenses consist of selling, general and administrative expenses and R&D expenses.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of employee-related compensation, including stock-based compensation, for management and administrative functions, including our finance and accounting, legal, and people teams. Selling, general and administrative expenses also include certain professional services fees, insurance, our facilities costs, and other general overhead costs that support our operations.

Our sales strategy is comprised of two main constituents: our direct sales team and our channel partners. Our direct sales team is tasked with both acquiring direct clients in established verticals and acquiring new channel partners in expansion markets. We leverage our channel partners to generate leads in new verticals and geographies which we then scale through our direct sales force. Our sales team is supported by engineers with deep technical expertise and responsibility for pre-sales technical support, solutions for engineering for our customers and technical training for our channel partners.

We generate customer leads, accelerate sales opportunities and build brand awareness through our marketing programs and through our channel partner relationships. Our marketing programs target the business units within companies rather than their purchasing, human resources or administrative departments to drive sales by demonstrating the impact of our product capabilities on results. Our principal marketing programs include webinars, roadshows, exhibitions and events that we sponsor, cooperative marketing efforts with channel partners, and use of our website.

Research and Development Expenses

A critical part of our development efforts in AI is the data to train AI. R&D expense primarily consist of compensation costs, for employees in engineering, design and product development and maintenance, outsourced costs related to development partners, external contractors, data purchase cost and the allocation of other R&D costs. To date, our total spend on data purchases is over $160 million. Costs incurred by us between establishment of technological feasibility and the point at which the product is ready for general release are capitalized, subject to their recoverability, and amortized over the economic life of the related products. As of March 31, 2024, no costs have been capitalized.

Interest Expense

Interest expense consists primarily of interest expense, amortization of debt issuance cost incurred under our long-term debt facility.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability consists of gains or losses from change in fair value of warrant liabilities.

Change in Fair Value of Convertible Notes

The Company elected the fair value option for convertible notes. Change in fair value of convertible notes consists of gains or losses from change in fair value of the convertible notes.

Loss on Debt Extinguishment

The Company entered into an amended debt agreement that caused the current book value of debt to be extinguished and the new debt to be accounted for using the fair value option. The difference between these two amounts resulted in a loss.

Provision (Benefit) for Income Taxes

The provision (benefit) for income taxes represents the tax expense (benefit) associated with our operations based on the tax laws of the jurisdictions in which we operate.

Results of Operations

The following tables set forth our results of operations for the periods presented.

Comparison of the Three Months Ended March 31, 2024, and 2023

	Three months Ended March 31,		Amount Change	% Change
(Dollars in thousands)	2024	2023	2024 vs 2023	2024 vs 2023
Revenue	$124,935	$93,980	$30,955	32.9%
Cost of revenue	38,714	31,551	7,163	22.7%
Gross profit	86,221	62,429	23,792	38.1%
Operating expenses:
Selling, general, and administrative expenses	41,223	31,612	9,611	30.4%
Research and development expenses	37,099	28,582	8,517	29.8%
Total operating expenses	78,322	60,194	18,128	30.1%
Operating income	7,899	2,235	5,664	253.4%
Other expense:
Interest expense	(1,986)	(1,588)	(398)	25.1%
Change in fair value of warrant liability	(15,118)	(280)	(14,838)	5,299.3%
Change in fair value of convertible notes	(5,465)		(5,465)	NM
Loss on debt extinguishment	(10,041)	-	(10,041)	NM
Other expense	-	(60)	60	NM
Foreign exchange loss	(2)	(8)	6	NM
Total other expense	(32,612)	(1,936)	(30,676)	1,584.5%
Net (loss) income before income tax (expense) benefit	(24,713)	299	(25,012)	NM
Income tax (expense) benefit	(1,222)	152	(1,374)	NM
Net (loss) income	$(25,935)	$451	$(26,386)	NM

NM – not meaningful

Comparison of the Three Months Ended March 31, 2024 and 2023

Revenue by Geographical Region

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023	Change	% Change
India	$51,873	$34,795	$17,078	49.1%
Percentage of revenue	41.5%	37.0%
North America	$54,317	$45,011	$9,306	20.7%
Percentage of revenue	43.5%	47.9%
Other	$18,745	$14,174	$4,571	32.2%
Percentage of revenue	15.0%	15.1%
Total revenue	$124,935	$93,980	$30,955	32.9%

Global Revenue

Global revenue increased by $31.0 million or 32.9% for the three months ended March 31, 2024 compared to the three months ended March 31, 2023, primarily due to 10 new contracts. Please see further discussion of the change by region below.

India

Revenue in India increased by $17.1 million or 49.1% for the three months ended March 31, 2024 compared to the three months ended March 31, 2023, primarily due to four new contracts, through upsell to our existing customers of $13.4 million, one new contract to a new customer of $1.4 million, a reduction of $0.1 million to customer churn and remaining coming from an increase in license revenue as part of renewals.

North America

Revenue in North America increased by $9.3 million or 20.7% for the three months ended March 31, 2024 compared to the three months ended March 31, 2023, primarily due to two new contracts through upsell to our existing customers of $3.4 million, one new contract to a new customer of $5.1 million, and the remaining coming from an increase in license revenue as part of renewals.

Other

Revenue in other region, which includes Middle East and Europe, increased by $4.6 million or 32.2% for the three months ended March 31, 2024 compared to the three months ended March 31, 2023, primarily due to one new contracts, through upsell to our existing customer of $3.0 million, one new contract to a new customer of $1.5 million and remaining coming from an increase in license revenue as part of renewals.

Cost of Revenue and Gross Margin

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023	Change	% Change
Cost of revenue	$38,714	$31,551	$7,163	22.7%
Gross margin	69.0%	66.4%	2.6%

Cost of revenue increased by $7.2 million, or 22.7%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023, primarily due to 10 new contracts that were added. We had an increase in cost of revenue due to new implementation costs, application & content support costs and operations and support costs related to new accounts.

Gross margin increased to 69.0% for the three months ended March 31, 2024 compared to 66.4% for the three months ended March 31, 2023, primarily due to the higher dedicated support needs and related costs being higher in the first year for newly added contracts, which contributes to higher cost as the new contracts are in implementation stage.

Costs and Expenses

Selling, General and Administrative Expenses

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023	Change	% Change
Selling, general and administrative expenses	$41,223	$31,612	$9,611	30.4%
Percentage of revenue	33.0%	33.6%	(0.6)%

Selling, general and administrative expenses increased by $9.6 million, or 30.4%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023, primarily due to new business development expense costs, marketing costs, transaction costs, and proof of concept development costs linked to larger pipeline in line with growth projections. Additionally, success-based commissions have also increased related to new direct contract wins.

Research and Development Expenses

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023	Change	% Change
Research and development expenses	$37,099	$28,582	$8,517	29.8%
Percentage of revenue	29.7%	30.4%	(0.7)%

R&D expenses increased by $8.5 million, or 29.8%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023, primarily due to R&D activities related to new AI digital asset development, existing AI digital asset maintenance including monitoring, machine learning/AI model improvements, enhancement, data validation and testing and quality assurance activities. This is required to maintain our product edge and build competitive barriers and drive future growth.

Other Income and Expenses

Interest Expense

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023	Change	% Change
Interest expense	$1,986	$1,588	$398	25.1%
Percentage of revenue	1.6%	1.7%	(0.1)%

Interest expense increased by $0.4 million, or 25.1%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023, primarily due to increase in interest expense to the Technology Partner.

Change in Fair Value of Warrant Liability

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023	Change	% Change
Change in fair value of warrant liability	$15,118	$280	$14,838	5,299.3%
Percentage of revenue	12.1%	0.3%	11.8%

Change in fair value of warrant liability increased by $14.8 million, or 5,299.3%, for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. In connection with the 2020 Term Loans, 2022 Term Loans, the 2023 Term Loan and the Amended Term Loan the Company issued the lenders warrants to purchase our stock, which may be exercisable for common or preferred stock in accordance with the terms of the warrants. The warrants were classified as a liability carried at fair value because there are certain put rights that may obligate us to repurchase the warrants in the future, based on events that are outside of our control.

Change in Fair Value of Convertible Notes

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023	Change	% Change
Change in fair value of convertible notes	$5,465	$-	$5,465	NM
Percentage of revenue	4.4%	-	4.4%

Change in fair value of convertible debt increased by $5.5 million for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The Company elected fair value option for the convertible notes. The Company issued convertible notes in April 27, 2023 and March 21, 2024, whereas no convertible notes outstanding as of March 31, 2023.

Loss on Debt Extinguishment

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023	Change	% Change
Loss on Debt Extinguishment	$10,041	$-	$10,041	NM
Percentage of revenue	8.0%	-	8.0%

Loss on Debt Extinguishment increased by $10.0 million for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The Company’s Amended Term Loan agreement was accounted for as a debt extinguishment in the current period, no such event occurred in 2023.

Income Tax (Expense) Benefit

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023	Change	% Change
Income tax (expense) benefit	$(1,222)	$152	$(1,374)	NM
Percentage of revenue	(1.0)%	0.2%	(1.2)%

Income tax expense for the three months ended March 31, 2024 was $1.2 million whereas income tax benefit for the three months ended March 31, 2023 was $0.2 million, primarily due to the negative change in the fair value of the warrant and convertible notes as well as a loss on the debt extinguishment related to the WTI debt amendment, which were classified as permanent difference for tax purposes.

Liquidity and Capital Resources

Our liquidity requirements arise from our working capital needs, our obligations to make scheduled payments of principal and interest on our indebtedness and our need to fund capital expenditures to support our current operations and to facilitate growth and expansion, including future acquisitions. We have financed our operations and expansion with a combination of debt and equity.

On March 31, 2024, we had total shareholders’ deficit of $47.1 million, net of an accumulated deficit of $83.5 million. Our primary sources of liquidity consist of cash totaling $0.8 million as of March 31, 2024. As of March 31, 2024, we have issued convertible notes with an aggregate principal amount of $18.1 million. For more information, see “— Liquidity and Capital Resources — Convertible notes”. On March 27, 2024, the Company entered into an agreement to amend the 2020, 2021 and 2023 term loans (“Term Loan Amendment”). The Company prepaid the full amount of the term loans on April 18, 2024 in a combination of cash and 159,379 shares of common stock. For more information, see “— Liquidity and Capital Resources — Credit Facilities”. We believe these additional sources of liquidity will be sufficient to provide working capital, make principal and interest payments to support operations and facilitate growth and expansion for the next twelve months.

Our ability to pay dividends on our common stock is limited by restrictions under the terms of the agreements governing our indebtedness. Subject to the full terms and conditions under the agreements governing our indebtedness, we may be permitted to make dividends and distributions under such agreements if there is no event of default.

Our future capital requirements will depend on many factors, including our global growth rates, our ability to expand our operational footprints in the United States, our ability to grow our platform through acquisitions and our decisions around future investments required in R&D. We may, in the future, enter into arrangements to acquire or invest in complementary businesses, products, and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, operations and financial condition.

As of December 31, 2023, the Company maintained a $2.0 million restricted cash balance, and this reserve was not used in the ordinary course of business. As of March 31, 2024, the $2.0 million restricted cash requirement was waived by the respective lenders.

Purchase Commitments

We entered into a long-term software licensing contract with a major customer that commenced in 2018 and is set to expire in June 2024, subject to an additional 5-year renewal. The contract has an annual value of $50.3 million. As part of the agreement, we install our software licenses on the customer’s servers, and in exchange, the customer pays an annual fee for access to the software license and related maintenance services. Additionally, we have a separate contract with the customer for the purchase of the customer’s end-user data. This data is essential for our development and utilization of its next-generation AI platform. The annual price for this data acquisition amounts to approximately $30.0 million.

Credit Facilities

On March 27, 2024, we entered into the Second Omnibus Amendment to Loan Documents agreement (“Amended Term Loan”) with Venture Lending & Leasing IX and WTI Fund X, Inc. (collectively, the “Lenders”), to amend the 2020, 2021 and 2023 term loans (collectively the “Term Loans”). Commencing on April 1, 2024, and continuing on the first day of each consecutive month thereafter through maturity, we shall pay to the Lenders monthly installments scheduled under the Amended Term Loan according to the modified payment schedule noted. In exchange for the amendment to payment schedule, the Lenders will receive 1,019,999 shares of iLearningEngines, Inc. (“NewCo”) shares common stock to be issued upon completion of the SPAC Transaction (the “Loan Restructuring Shares”). In addition, the Lenders will terminate the outstanding warrants issued in connection with the Term Loans and the respective put rights associated with each, upon receipt of 3,399,999 shares of NewCo common stock to be issued upon completion of the SPAC Transaction.

If the Company repays the Term Loans on or before (i) April 15, 2024, then 90% of the Loan Restructuring Shares will be canceled, (ii) May 1, 2024, then 80% of the Loan Restructuring Shares will be canceled, and (iii) July 1, 2024, then 50% of the Loan Restructuring Shares will be canceled.

In addition, the Amended Term Loan provides that, if the Company prepays the Term Loans, then at the Company’s option, the Company may prepay 50% of the amount of scheduled but unpaid payments of interest that would have accrued after the prepayment date by issuing a number of shares of NewCo common stock obtained by dividing (A) the product of (x) the unpaid scheduled interest payments and (y) 2.75, by (B) the VWAP of NewCo common stock over the seven (7) trading days immediately preceding the date of issuance. On April 18, 2024, the Company prepaid the full amount of the Amended Term Loan using a combination of cash and 159,379 shares of NewCo common stock. Based on the timing of the prepayment, 815,999 Loan Restructuring Shares were canceled.

Convertible Notes

On April 27, 2023, we entered into the 2023 convertible note purchase agreement (the “2023 Convertible Notes”), pursuant to which, among other things, we may issue and sell to the convertible note investors convertible notes due in October 2025 with aggregate principal amount of up to $50.0 million, of which we have issued and sold convertible notes with aggregate principal amount of $17.4 million, including affiliates of our Sponsor.

On March 21, 2024 (“Issuance Date”), the Company entered into the 2024 Convertible Note Purchase Agreement, of which we have issued and sold $0.7 million convertible notes (the “2024 Convertible Notes”), collectively with the 2023 Convertible Notes referred to as “Convertible Notes”. The 2024 Convertible Notes mature 30 months after Issuance Date.

The 2024 Convertible Notes include a make-whole payment following the conversion of any 2024 Convertible Notes through a qualified SPAC combination. Under the make whole provision, with respect to each common stock converted for 2024 Convertible Notes, a number of additional incentive shares (rounded down to the nearest whole share) equal to (i) $10.00 (the “Conversion Price”), divided by the greater of (a) the volume-weighted average price (the “VWAP”) of the NewCo shares over the ten trading days immediately preceding November 30, 2024 (the “Reference Date”) and (b) $1.00 (the “Reference Price”), minus (ii) one will be issued. The Conversion Price and Reference Price shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during the period beginning on the date the NewCo shares are issued upon conversion of the 2024 Convertible Notes and ending on the Reference Date. Notwithstanding the foregoing, the maximum number of shares issuable pursuant to the 2024 convertible notes shall not exceed 10,000,000 incentive shares.

Each Convertible Notes accrues interest at a rate of (i) 15% per annum until the aggregate accrued interest thereunder equals 25% of the principal amount of such note, and (ii) 8% per annum thereafter. Immediately prior to the consummation of the business combination, each Convertible Notes will automatically convert into NewCo shares thereby entitling the holder thereof to receive, in connection with the consummation of the business combination, a number of shares Arrowroot Class A Common Stock (rounded down to the nearest whole share) equal to (i) 2.75, multiplied by the convertible note balance, divided by (ii) $10.00.

Cash Flows

The following table summarizes our cash flows for the period indicated:

	Three Months Ended March 31,
Dollars in thousands	2024	2023
Cash used in operating activities	$(3,610)	$(2,200)
Cash used in investing activities	$(9)	$-
Cash (used in) provided by financing activities	$(2,329)	$2,937

Operating Activities

Our largest source of operating cash is payments received from our customers. Our primary uses of cash from operating activities are R&D and sales and marketing expenses. We have historically generated negative cash flows and have supplemented working capital requirements primarily through net proceeds from debt.

Net cash used in operating activities for the three months ended March 31, 2024 of $3.6 million was primarily related to net working capital cash outflows of $10.2 million and net loss of $25.9 million adjusted for non-cash adjustments of $32.6 million. The main drivers of the changes in working capital cash out flows were increases in accounts receivable and receivables from Technology Partner, partially offset by cash inflows due to an increase in trade payables.

Net cash used in operating activities for the three months ended March 31, 2023 of $2.2 million was primarily related to our net income of $0.5 million adjusted for non-cash adjustments of $1.6 million and net cash outflows of $4.2 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of amortization of debt issuance cost. The main drivers of the changes in operating assets and liabilities were the accounts receivables and the receivables from Technology Partner. These amounts were partially offset by change in contract asset.

Investing Activities

For the three months ended March 31, 2024 the cash used in investing activities was $0.01 million approximately and was primarily related to purchase of property and equipment.

There was no change to net cash provided by investing activities for the three months ended March 31, 2023.

Financing Activities

Net cash used in financing activities for the three months ended March 31, 2024 of $2.3 million was primarily related to $3.0 million debt pay down and proceeds from $0.7 million convertible notes.

Net cash provided by financing activities for the three months ended March 31, 2023 of $2.9 million was primarily related to the $5.0 million in venture debt that we took from Western Technology Investments in two different tranches offset by the debt taken in previous tranches that we paid down.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is principally the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

We had cash of $0.8 million as of March 31, 2024, which consisted entirely of bank deposits. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. As of March 31, 2024, we had $22.0 million principal outstanding in debt. A hypothetical 10% change in interest rates during the period presented would not have had a material impact on our consolidated financial statements. The Company did not have any investments as of March 31, 2024.

We had cash of $1.6 million as of March 31, 2023, which consisted entirely of bank deposits. A hypothetical 10% change in interest rates during the period presented would not have had a material impact on our consolidated financial statements.

Foreign Currency Exchange Risk

We have operations internationally that are denominated in foreign currencies, including India rupee, Emirati dirham, and Australia dollar, which subject us to foreign currency exchange risk. Therefore, we are exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiary into U.S. dollars. Our subsidiary remeasures monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. If there is a change in foreign currency exchange rates, the conversion of our foreign subsidiary’s financial statements into U.S. dollars would result in a realized gain or loss which is recorded in our consolidated statements of operations. We do not currently engage in any hedging activity to reduce our potential exposure to currency fluctuations, although we may choose to do so in the future. A hypothetical 10% change in foreign exchange rates during the period presented would not have had a material impact on our consolidated financial statements.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations, other than its impact on the general economy. Nonetheless, if our costs were to become subject to inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Critical Accounting Policies and Estimates

Policies determined to be critical are those policies that have the most significant impact on our financial statements and require us to use a greater degree of judgment in forming assumptions or estimates. Judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates.

Revenue Recognition

In applying the ASC 606 revenue recognition model, the Company’s determination of whether products and services are considered distinct performance obligations that should be accounted for separately versus together, may require significant judgment. The Company’s contracts with customers generally include two performance obligations, (i) implementation, and (ii) combined software license and maintenance.

In determining the SSP of implementation services, the Company estimates the cost of providing the services and adds a reasonable margin. The estimates are expected to change over time as the Company accumulates additional cost data for completed implementations.

In determining the SSP of combined software license and maintenance performance obligation, the Company uses the residual approach. It sells an AI platform and related maintenance services to different customers at a highly variable range of amounts. When the Company sells the AI platform and related maintenance services to customers, it presents the price of the license and maintenance to the customer by quoting both a price a per user per month and per expert per month. There are a number of factors that affect the per user and per expert prices charged to different customers including, but not limited to, the customer’s bespoke products which the AI platform is replacing, the complexity of the use case for which the AI platform is meant to solve, the number of customer systems into which the platform is integrated, the number of dedicated support personnel required to provide maintenance services, and the outcome of contract negotiations with the customer.

Convertible Notes

The Company’s convertible notes are accounted under the fair value option election, in which the convertible notes are reported at fair value as of the end of each reporting period, with changes recognized in the statements of operations.

The fair value of the convertible notes is estimated using a scenario-based approach which considers various events, the conversion feature and related payoffs within each scenario. Unobservable (Level 3) inputs and assumptions used in valuation methodologies include management’s probability assumptions for various conversion scenarios, including estimates of the time until the respective conversion scenarios may occur, the risk-free interest rate and a discount spread. The risk-free rate is based on the United States Treasury benchmark yield curves.

Amended Term Loan

The Company’s Amended Term Loan is accounted under the fair value option election, in which the Amended Term Loan is reported at fair value as of the end of each reporting period, with changes recognized in the statements of operations.

The fair value of the Amended Term Loan is estimated using a scenario-based approach which considers various events, the conversion feature and related payoffs within each scenario. Unobservable (Level 3) inputs and assumptions used in valuation methodologies include management’s probability assumptions for various conversion scenarios, including the term matched risk-free interest rate, credit rating, and a discount spread.

Warrant Liability

The fair value of the warrant liability is estimated using an option pricing model. Unobservable (Level 3) inputs and assumptions used in valuation methodologies include management’s probability assumptions associated with various settlement scenarios, selected volatility and discount rates, selected guideline public companies, and the risk-free interest rate. The risk-free rate is based on the United States Treasury benchmark yield curves.

Recent Accounting Pronouncements

As an emerging growth company (“EGC”), the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. We have elected to use this extended transition period under the JOBS Act until such time we are no longer considered to be an EGC.

See Note 2 in the notes to the unaudited consolidated financial statements included elsewhere in this filing for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Arrowroot previously elected to avail itself of the extended transition period, and following the consummation of the business combination, we will be an emerging growth company and will take advantage of the benefits of the extended transition period that the emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Arrowroot’s initial public offering (i.e., December 31, 2026), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.